Exhibit 10.6

EXECUTION COPY

UPS

EXCESS COORDINATING BENEFIT PLAN

As Amended and Restated

January 1, 2009

UPS

EXCESS COORDINATING BENEFIT PLAN

United Parcel Service of America, Inc. (“UPS”) established this UPS Excess Coordinating Benefit Plan to provide to certain highly compensated and management employees of UPS or its affiliated companies who are participants in the Retirement Plan those retirement benefits cannot be paid from the Retirement Plan as a result of the limitations imposed by Sections 401(a)(17) and 415 of the Code. UPS hereby amends and restates this Plan effective as of January 1, 2009 to satisfy Section 409A of the Code. This Plan applies to any Participant whose benefits commence on or after January 1, 2009.

ARTICLE I - DEFINITIONS

Section 1.1 Definitions. Whenever used herein, the following words shall have the meaning set forth below unless otherwise clearly required by the context:

(a) “Actuarial Equivalent” means “actuarial equivalent” as defined in the Retirement Plan.

(b) “Beneficiary” means the beneficiary designated by the Participant to receive a survivor annuity under the Joint and Survivor Annuity form of benefit or to receive guaranteed payments under the Single Life Annuity with 120-Month Guarantee. If the Participant selects a Single Life Annuity with 120-Month Guarantee and the designated beneficiary does not survive the Participant, the Participant’s Beneficiary for purposes of receiving the guaranteed payment, if any, remaining under such option, will be the Participant’s surviving Spouse or Domestic Partner at the time the Participant’s benefit commenced or, if none survives the Participant, his or her estate.

(c) “Board of Directors” means the Board of Directors and/or Executive Committee of UPS.

(d) “Change in Control” means “change in control” as defined in the 2009 Incentive Compensation Plan, as amended, or any successor to that plan.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Committee” means the administrative committee of the Plan, the establishment and responsibilities of which are set forth in Article VII.

(g) “Coordinating Final Average Pay Benefit” means the benefit described in Section 3.1(a).

(h) Coordinating Survivor Benefit” means the benefit described in Section 4.1.

(i) “Domestic Partner” means the Participant’s “domestic partner” for purposes of the Retirement Plan.

(j) “Effective Date” means January 1, 2009.

(k) “Eligible Employee” means each full-time manager and supervisor of an Employer Company (as so designated on the payroll records for such Employer Company) who has reached age 55 and completed as least 10 “years of service” as described in the Retirement Plan.

(l) “Employer Company” means an Employer Company for purposes of the Retirement Plan.

(m) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(n) “Joint and Survivor Annuity” means a reduced monthly benefit (compared to the Single Life Only Annuity) payable to the Participant for his or her lifetime, and after the Participant’s death, a monthly lifetime survivorship benefit payable to the Participant’s Beneficiary in an amount equal to 50%, 75% or 100%, as selected by the Participant, of the monthly amount which had been payable to the Participant. The Joint and Survivor Annuity shall be the Actuarial Equivalent of the Single Life Only Annuity. The last payment of the Joint and Survivor Annuity shall be made as of the first day of the calendar month in which the death of the last to die of the Participant and his or her Beneficiary has occurred.

Notwithstanding the foregoing, a Participant may not select a Joint and Survivor Benefit with a Beneficiary who would not be eligible to receive the percentage survivor benefit selected under the requirements of proposed Treasury Regulation Section 1.401(a)(9)-2.

(o) “Normal Retirement Date” means the Participant’s “normal retirement date” under the Retirement Plan.

(p) “Participant” means an Eligible Employee who becomes a participant in this Plan in accordance with Article II.

(q) “Plan” means the UPS Excess Coordinating Benefit Plan as set forth in this document and as hereafter amended by the Board of Directors from time to time.

(r) “Present Value” means “present value” as defined in the Retirement Plan from time to time.

(s) “Prior Plan” means the UPS Coordinating Benefit Plan, as established as of January 1, 1986 and as thereafter amended or this Plan, as established January 29, 1998 and as in effect before January 1, 2009.

(t) “Qualified Joint and Survivor Annuity” means a reduced monthly benefit (compared to the Single Life Only Annuity) payable to the Participant for his or her lifetime, and following his death, 50% of the monthly benefit paid to the Participant shall be payable to the person who was his or her Spouse as of the date benefit payments commenced, and to whom the Participant is married at his or her death provided such Spouse survives the Participant. The last payment of a Qualified Joint and Survivor Annuity such benefit shall be made as of the first day of the month in which the death of the last to die of the Participant and his Spouse has occurred. This benefit shall be the Actuarial Equivalent of the Single Life Only Annuity.

(u) “Retirement Plan” means the UPS Retirement Plan, as amended.

(v) “RPRO” means the Restoration Plan Rollover Option under which certain Participants in the Prior Plan made an irrevocable election in 1999 to exchange certain benefits earned under the Prior Plan for a split dollar life insurance benefit.

(w) “RPRO Lump Sum Target Amount” means the present value of the monthly benefit exchanged under the RPRO as calculated in 1999 for each Participant who participated in the RPRO.

(x) “RPRO Make-up Payment” means the payment described in Section 3.1(b).

(y) “RPRO Offset” means the amount of the monthly benefit that the Participant exchanged for a split dollar life insurance benefit under the RPRO as reflected in the records of the Plan and as actuarially adjusted to the RPRO Rollout Date using the interest rate specified in Exhibit A and the 1983 GAM Unisex mortality table.

(z) “RPRO Rollout Date” means for each split dollar policy purchased under the RPRO the date specified in Exhibit A.

(aa) “Section 409A” means Section 409A of the Code and any regulations or rulings thereunder.

(bb) “Separation from Service” means the termination of employment with, or termination of service as a director of, an Employer Company and all Affiliates for any reason, other than death, in such a manner as to constitute a “separation from service” within the meaning of Section 409A.

(cc) “Single Life Annuity” means a monthly benefit continuing for the life of the Participant only. The last payment of a Single Life Only Annuity shall be made as of the first day of the month in which the death of the Participant occurs.

(dd) “Single Life Annuity with 120-Month Guarantee” means a reduced monthly benefit (compared to the Single Life Only Annuity) payable to the Participant for his or her lifetime, with a guarantee of 120 monthly payments. If the Participant dies after the date as of which benefits commence, but before receiving 120 monthly payments, monthly payments shall be made to the Participant’s Beneficiary, until the Participant and his or her Beneficiary have received a total of 120 monthly payments.

(ee) “Spouse” means the Participant’s “spouse” for purposes of the Retirement Plan.

ARTICLE II - ELIGIBILITY AND PARTICIPATION

Section 2.1 Eligible Employees. The Committee shall designate those Eligible Employees who shall be entitled to participate in this Plan and each Eligible Employee so designated shall become a Participant upon the completion of such application or other procedures established by the Committee to commence participation.

Section 2.2 Prior Plan. Each Eligible Employee who was a Participant in this Plan immediately before January 1, 2009 but who did not commence receiving benefits before 2009 shall continue to participate in this Plan on and after January 1, 2009. Each Participant and each surviving Spouse or Domestic Partner who was receiving a benefit under a Prior Plan before January 1, 2009 shall continue to receive such benefit under the terms of the applicable Prior Plan under which benefits commenced.

Section 2.3 Change in Control. Each employee of an Employer Company who is employed as a full-time manager or supervisor at the time of a Change in Control (as designated on the payroll records for such Employer Company) whose benefit under the Retirement Plan is limited at any date on or after the Change in Control by Section 401(a)(17) or Section 415 of the Code automatically will become a participant in this Plan as of the latest to occur of the date his or her Retirement Plan benefit first becomes limited or the date of the Change in Control.

ARTICLE III - BENEFITS

Section 3.1 Retirement Plan Benefits.

(a) Coordinating Final Average Pay Benefit. The annual Coordinating Final Average Pay Benefit shall be equal to (1) minus (2), adjusted in accordance with (3), below, where:

(1) is the Participant’s final average pay benefit from the Retirement Plan payable to the Participant as of his or her Normal Retirement Date in a Single Life Only Annuity taking into account any reduction applicable under the Retirement Plan for benefit payments under other qualified plans, but without taking into account the additional benefits described in Exhibit D of the Retirement Plan or the limitations of Sections 401(a)(17) and 415 of the Code.

(2) is the Participant’s actual final average pay benefit that would be payable to him or her from the Retirement Plan as of his or her Normal Retirement Date in a Single Life Only Annuity.

(3) is any of the following adjustments, as applicable:

(i)	If the benefit commences before Normal Retirement Date, the benefit shall be reduced prior to commencement by the early retirement reductions that would be applied to reduce final average pay benefit payable under the Retirement Plan before Normal Retirement Date;

(ii)	the benefit shall be reduced or increased at least annually to reflect increases or reductions in the limitations of Section 415 of the Code applicable to the Participant’s final average pay benefit under the Retirement Plan; and

(iii)	if the Participant participated in the RPRO, the benefit shall be reduced prior to commencement by the RPRO Offset.

(b) RPRO Make-up Payment. A Participant who participated in the RPRO shall be eligible for a RPRO Make-up Payment equal to the shortfall, if any, of (i) the Participant’s RPRO Lump Sum Target Amount less (ii) the sum of the net cash surrender value of the applicable life insurance policy purchased for such Participant under the RPRO as determined as of the later of the Participant’s Rollout Date or Separation from Service.

Section 3.2 Timing. The Coordinating Final Average Pay Benefit shall commence on the first day of the seventh calendar month that begins after the later of the RPRO Rollout Date or the Participant’s Separation from Service in the form described in Section 3.3. The RPRO Make-Up Payment shall be paid on the first day of the seventh calendar month that begins after the Participant’s Separation from Service in the form described in Section 3.3.

Section 3.3 Form of Benefit.

(a) Coordinating Final Average Pay Benefit.

(1) Annuity Form. Subject to Section 3.3(a)(2), the Coordinating Final Average Pay Benefit shall be paid in a Single Life Only Annuity if the Participant is not married on the date as of which benefits commence and in a Qualified Joint and

Survivor Annuity if the Participant is married on the date as of which benefits commence. Alternatively, a Participant may elect to receive a Single Life Only Annuity, a Joint and Survivor Annuity or a Single Life Annuity with 120-Month Guarantee; provided such election is made on or before the Participant’s Separation from Service. The form of annuity shall be irrevocable after the Participant’s Separation from Service.

(2) Lump Sum. Notwithstanding any other provisions of this Plan, if the dollar amount of the monthly annuity benefit of the Participant’s Coordinating Final Average Pay Benefit (when aggregated with dollar amount of the monthly benefit attributable to the Participant’s interest in each other deferred compensation arrangements required to be aggregated with the Coordinating Final Average Pay Benefit under Section 409A (collectively, the “Required Aggregation Group”)) does not exceed the lesser of (i) $85.00 per month or (ii) that monthly benefit the Present Value of which would not exceed the dollar limitation under Code Section 402(g)(1)(B), then the Present Value of such benefit (and the Present Value of the Participant’s benefits under each arrangement in the Required Aggregation Group) shall be paid to the Participant in a lump sum at the time described in Section 3.2.

(b) RPRO Make-up Payment. The RPRO Make-up Payment shall be paid in a lump sum.

ARTICLE IV - COORDINATING SURVIVOR BENEFIT.

Section 4.1 Coordinating Survivor Benefit.

(a) Coordinating Final Average Pay Survivor Benefit. Upon the death of a Participant (other than a Participant who was receiving a death benefit under the Prior Plan) before commencement of a Coordinating Final Average Pay Benefit, such Participant’s surviving Spouse or Domestic Partner, if he or she is entitled to receive a Preretirement Survivor Annuity under the Retirement Plan, shall be entitled to receive an annual Coordinating Survivor Benefit from this Plan equal to the amount of the survivor benefit that would be payable to such Spouse or Domestic Partner if the Participant had Separated from Service on the earlier of his or her actual Separation from Service or the date of his or her death, elected to receive his or her benefit under Section 3.1(a) in the form of a 50% Joint and Survivor Annuity with his or her Spouse or Domestic Partner, and died immediately after beginning to receive such benefit. The Coordinating Final Average Pay Survivor Benefit will be adjusted for changes in limitations under Section 415 of the Code in a manner similar to Section 3.1(a)(3)(ii).

Section 4.2 Timing and Form. Except as provided below, the Coordinating Surviving Spouse Benefit shall commence on the first day of the seventh calendar month after the month in which the Participant dies. The Coordinating Final Average Pay Survivor Benefit shall be paid in a Single Life Only Annuity for the life of the surviving spouse or Domestic Partner; provided, however, if the Present Value of the Coordinating Final Average Pay Survivor Benefit (when aggregated with Spouse’s or Domestic Partner’s interest in other deferred compensation arrangements required to be aggregated with the Coordinating Final Average Pay Survivor Benefit under Section 409A (collectively, the “Required Aggregation Group”)) does not exceed the lesser of (i) $85.00 or (2) the dollar limitation under Code Section 402(g)(1)(B), then the Present Value of such benefit (and the Present Value of the Spouse’s or Domestic Partner’s benefits under each arrangement in the Required Aggregation Group) shall be paid to the Spouse or Domestic Partner in a lump sum.

Section 4.3 RPRO Make-up Payment. If a Participant who participated in the RPRO dies after becoming entitled to a RPRO Make-up Payment but prior to receipt of that payment, the RPRO Make-up Payment will be paid to his or her Spouse or Domestic Partner, or if he or she does not have a surviving Spouse or Domestic Partner, to his or her estate at the same time and in the same form as the RPRO Make-up Payment would have been made to the deceased Participant.

ARTICLE V - FORFEITURE OF BENEFITS

Anything herein to the contrary notwithstanding, if a Participant who is receiving, or may be entitled to receive, a benefit hereunder engages in competition with UPS or any Employer Company (without prior written authorization given by the Board of Directors) or is discharged for cause, or performs acts of willful malfeasance or gross negligence in a matter of material importance to the Employer Company, payments thereafter payable hereunder to such Participant or such Participant’s spouse or beneficiary will, at the sole discretion of the Board of Directors, be forfeited and neither UPS nor this Plan will have any further obligation hereunder to such Participant or his/her spouse or designated Beneficiary.

ARTICLE VI - COMMITTEE

Section 6.1 Establishment of Committee. Authority to control and manage the operation and administration of the plan shall be vested in the Committee consisting of not less than three (3) members, who shall be appointed by the Board of Directors. The Committee shall be the agent for service of process on or with respect to the Plan. Committee members may be removed at any time by the Board of Directors and may resign at any time, such resignation to be effective when accepted by the Board of Directors. All vacancies shall be filled by the Board of Directors. The Committee may appoint from their number such committees, which may include individuals not members of the Committee, with such powers as they shall determine; may authorize one or more of their number, or any agent, to execute or deliver any instrument, or to make any payment in their behalf; and may employ legal counsel (who may be counsel to UPS), agents, and such clerical, accounting and other services as they may require in carrying out the provisions of the Plan. A majority of the members of the Committee at the time in office shall constitute a quorum for the transaction of business. All resolutions or other action taken by the Committee at a meeting shall be by the vote of the majority of the Committee at any meeting; or without a meeting, by instrument in writing signed by all of the members of the Committee.

Section 6.2 Delegation of Specific Responsibilities. The members of the Committee may agree in a writing signed by each member to allocate to any one of their number or to other persons any of the responsibilities with which they are charged pursuant hereto, provided the responsibilities and duties so delegated are definitively set forth so that the person to whom the delegation is made is clearly aware of such duties and responsibilities. If such delegation is made to a person not a member of the Committee, that person or, in the case of a corporation, its responsible officer, shall acknowledge the acceptance and understanding of such duties and responsibilities.

Section 6.3 Power to Establish Regulations. The Committee shall establish rules and regulations for the administration of the Plan and the Committee. Except as otherwise herein expressly provided, the Committee shall have the exclusive right to interpret the Plan and decide any matters arising in the administration and operation of the Plan, and any interpretations or decisions so made shall be conclusive and binding on all persons; provided, however, that all such interpretations and decisions shall be applied in a uniform manner to all employees and Participants similarly situated.

Section 6.4 Liability of the Committee. The Committee and members thereof, to the extent of the exercise of their authority, shall discharge their duties with respect to the Plan with care, skill, prudence and diligence; provided, however, that no Committee member shall be responsible for the actions or omissions of a member or any other person, other than himself or herself, which are not in conformity hereto, unless such member knowingly participates in or knowingly conceals such conduct which he or she knows to be in breach of this standard, his/her own conduct has enabled the other member or other person to be in breach of this standard, or he or she has knowledge of such breach by another member or other person and fails to make reasonable efforts under the circumstances to remedy such breach.

Section 6.5 Reliance by Committee. Board of Directors and Committee members shall be filly protected with respect to any action taken or suffered by them in good faith in reliance upon the advice or opinion of any insurance carrier, accountant, legal counsel or physician, and all action so taken or suffered shall be conclusive upon all Participants and any other person claiming under the Plan.

Section 6.6 Books and Records. The Committee shall keep appropriate books and records.

ARTICLE VII - AMENDMENT AND TERMINATION

Section 7.1 Right of Amendment. UPS reserves the right to make any amendment or amendments to this Plan by resolutions of its Board of Directors, provided, however, that no amendment shall reduce UPS’s liability to provide any benefits earned to date of amendment hereunder to employees who axe Participants on the date of amendment, except as provided in Article V hereof.

Section 7.2 Right to Terminate. UPS, by action of its Board of Directors, may terminate this Plan at any time in whole or in pan. No termination of this Plan shall reduce UPS’s liability to provide any benefits earned to date of termination hereunder to employees who are Participants on the date of termination based on the provisions of this Plan in effect immediately prior to the date of termination, or the amount of benefits payable to a Participant who has retired under the provisions of this Plan or the spouse or other

Beneficiary of any Participant receiving benefits under this Plan, except as provided in Article V hereof. Upon termination of this Plan, no additional employees may become Participants hereunder.

ARTICLE VIII - NO FUNDING OBLIGATION

The obligation of UPS to pay any benefits under this Plan shall be unfunded and unsecured; and any payments under this Plan shall be made from the general assets of UPS. Notwithstanding the foregoing, UPS may, in its discretion, establish an irrevocable grantor trust for the purpose of funding all or part of its obligations under this plan; provided however, that the terms of such trust require that the assets thereof remain subject to the claims of UPS’s judgment creditors and are non-assignable and non-alienable by any Participant or Beneficiary prior to distribution thereof. Such grantor trust may provide for the trustee to make payment directly to a Participant; provided, however, that if a trustee ceases to make payments to a Participant or surviving Spouse or Domestic Partner, UPS or the Employer Company shall make such payments called for under this Plan unless the cessation of payments is permissible under Section 409A.

ARTICLE IX - MISCELLANEOUS

Section 9.1 Claims Procedure. Any claim for a benefit under this Plan shall be filed and resolved in accordance with the claims procedure provided under the Retirement Plan which is hereby incorporated in this Plan by reference, except that the Committee of this Plan shall be the entity with whom a claim for review should be filed under this Plan.

Section 9.2 No Guarantee of Employment. Nothing contained in this Plan shall be construed as a contract of employment between the Employer Company and any employee or Participant, as a right of any employee or Participant to be continued in the employment of the Employer Company, or as a limitation of the right of the Employer Company to discharge the employee or Participant with or without cause.

Section 9.3 Nonalienation of Benefits. No benefit or payment under this Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, levy or charge, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or levy upon or charge the same shall be void except that benefits may be paid to an alternate payee under a domestic relations order that is treated as a qualified domestic relations order under the Retirement Plan. Notwithstanding this statement, if the Participant is indebted to UPS at any time when payments are required to be made under the provisions of this Plan, UPS shall have the right to reduce the amount of payments remaining to be made to the Participant or his/her spouse or beneficiary under the Plan to the extent of such indebtedness. An election by UPS not to reduce such payment shall not constitute a waiver of its claim for such indebtedness.

Section 9.4 ERISA. UPS intends that this Plan constitute an “excess benefit plan” as defined in Section 3(36) of ERISA and, therefore, be exempt from coverage under ERISA. However, to the extent this Plan does not constitute an “excess benefit plan”, UPS intends that this Plan come within the various exceptions and exemptions to ERISA for a plan maintained for a “select group of management or highly compensated employees” as described in Sections 201(2), 301(a) (3), and 401(a) (1) of ERISA. Any ambiguities in this Plan shall be construed to affect the intent as described in this Section.

Section 9.5 Construction. The headings and subheadings set forth in this Plan are intended for convenience only and have no substantive meaning whatsoever. In the construction of this Plan, the singular shall include the plural. This Plan shall be construed in accordance with the laws of the State of Georgia.

Executed this 19th day of December 2008.

ATTEST:	UNITED PARCEL SERVICE OF AMERICA, INC.

/s/ Terri P. McClure	/s/ D. Scott Davis
Terri P. McClure	D. Scott Davis
Secretary	Chairman

EXHIBIT A

Participant Name	Interest Rate	RPRO Rollout Date
Carranza	6.26%	9/28/2010
Davis	5.72%	1/23/12 - Policy 1 1/21/09 - Policy 2
Winestock	5.72%	12/21/11